 Exhibit 4.1.a

LORUS THERAPEUTICS INC.

SHARE OPTION PLAN

Amended as of March 27, 2014

TABLE OF CONTENTS

ARTICLE 1. INTERPRETATION		1

1.1.	Purpose of the Plan	1
1.2.	Definitions	1
1.3.	Schedules	1
1.4.	Headings and Table of Contents	1
1.5.	Gender and Number	1
1.6.	Currency	1
1.7.	Invalidity of Provisions	2
1.8.	Entire Agreement	2
1.9.	Governing Law	2
1.10.	Effective Date	2

ARTICLE 2. Administration		2

2.1.	Administration by the Board of Directors	2
2.2.	Authority of the Board of Directors	2
2.3.	Grants by CEO	3
2.4.	Shares Subject to the Plan	3
2.5.	Compliance with Law	3

ARTICLE 3. FAIR VALUE		4

3.1.	Definition	4

ARTICLE 4. GRANT OF OPTIONS		4

4.1.	Grants	4
4.2.	Participation Voluntary	4
4.3.	General Terms of the Option	4
4.4.	Option Exercise Price	5
4.5.	Exercise Period of Option	5
4.6.	Option Agreements	6
4.7.	Prohibition on Transfer of Options	6

ARTICLE 5. EXERCISE OF OPTIONS		6

5.1.	Method of Exercise of Option	6
5.2.	Payment of Option Price	6
5.3.	Withholding of Tax	7

ARTICLE 6. SHARES		7

6.1.	Shareholder Rights	7

ARTICLE 7. Reorganizations and adjustments		7

7.1.	Reorganization or Sale of the Company	7
7.2.	Substitute Options upon Acquisition by the Company	8
7.3.	Capital Adjustments	8

ARTICLE 8. Employment and Compensation		8

8.1.	No Special Employment Rights	8
8.2.	Other Employee Benefits	8
8.3.	Non-Exclusivity	9

ARTICLE 9. Amendments		9

9.1.	Amendment or Termination Without Consent	9
9.2.	Amendment With Individual Consent	9

ARTICLE 10. GENERAL MATTERS		10

10.1.	Notices	10
10.2.	Submission to Jurisdiction	10
10.3.	Language of Plan	10
10.4.	Further Assurances	10

SCHEDULES

Schedule 1.2	- Definitions
Schedule 2.2.5	- Regulations
Schedule 2.6.4	- Company Obligations Required By Law
Schedule 4.6	- Form of Option Agreement
Schedule 5.1	- Exercise Form

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LORUS THERapeutics inc.

SHARE OPTION PLAN

ARTICLE 1.
INTERPRETATION

1.1.          Purpose of the Plan

The purpose of this Plan is to advance the interests of the Company by increasing its ability to attract, retain and reward Eligible Persons who are involved in the development of the Company by providing those Eligible Persons with an opportunity to acquire an ownership interest in the Company and aligning further the interests of those Eligible Persons with the interests of the Company’s securityholders.

1.2.          Definitions

In this Plan and its Schedules, the terms set out in Schedule 1.2 (Definitions) will have the meanings given to those terms in that schedule.

1.3.          Schedules

The following are the schedules attached to this Plan:

Schedule 1.2	- Definitions
Schedule 2.2.5	- Regulations
Schedule 4.6	- Form of Option Agreement
Schedule 5.1	- Exercise Form

1.4.          Headings and Table of Contents

The inclusion of headings and a table of contents in this Plan is for convenience of reference only and will not affect the construction or interpretation of the Plan.

1.5.          Gender and Number

In this Plan, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.6.          Currency

Except where otherwise expressly provided, all amounts in this Plan are stated and will be paid in Canadian currency.

1.7.          Invalidity of Provisions

Each of the provisions contained in this Plan is distinct and severable and a declaration of invalidity or unenforceability of any provision or part by a court of competent jurisdiction will not affect the validity or enforceability of any other provision of the Plan. To the extent permitted by applicable law, the Company and all Participants waive any provision of law which renders any provision of this Plan invalid or unenforceable in any respect.

1.8.          Entire Agreement

This Plan and each Option Agreement constitutes the entire agreement between the parties pertaining to the subject matter of those documents. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with the subject matter except as specifically set out or referred to in those documents.

1.9.          Governing Law

This Plan will be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

1.10.         Effective Date

This Plan is effective as of October 9, 2003 and as amended on March 27, 2014.

ARTICLE 2.
Administration

2.1.          Administration by the Board of Directors

This Plan will be administered by the board of directors of the Company or a committee of the board of directors duly appointed for this purpose by the board of directors and consisting of not less than 2 directors. If a committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the committee.

2.2.          Authority of the Board of Directors

Subject to this Plan, the Board has the authority to:

2.2.1.      grant Options to Eligible Persons;

2.2.2.      determine the terms of Option grants, including any limitations, restrictions and conditions upon those grants, which terms may differ by grant and by Participant;

2.2.3.      issue Shares upon the exercise of Options;

2.2.4.      effect any repurchase of Shares, Options or other rights contemplated by this Plan;

2.2.5.      interpret this Plan and adopt, amend or rescind any administrative guideline and other rule or Regulation relating to this Plan as it may from time to time consider advisable, subject to the Law; and

2.2.6.      make all other determinations and take all other actions in connection with the implementation and administration of this Plan as it may consider necessary or advisable.

The Board’s guidelines, rules, Regulations, interpretations and determinations will be final and binding upon the Company and all Participants and their legal representatives. No member of the Board will be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of an authority or discretion granted in connection with the Plan to the Board, or for the acts or omission of any other members of the Board.

2.3.        Grants by CEO

The Chief Executive Officer of the Company is authorized to grant Options from time to time to Eligible Persons between meetings of the Board, subject to the ratification and approval of those grants by the Board at the next meeting of the Board; provided those grants are made in accordance with (1) the terms of the Plan and (2) any guidelines set out by the Board. The exercise price of Options granted in this manner will in all cases be established on the date of grant by the Chief Executive Officer, in accordance with section 4.4.

2.4.        Shares Subject to the Plan

2.4.1.      The maximum total number of Shares available for issuance from treasury from time to time upon the exercise of Options granted under the Plan and any other Security Based Compensation Arrangement is 15% of the number of issued and outstanding Shares of the Company and the number of Options shall increase or decrease as the number of issued and outstanding Shares of the Company changes. Any Share subject to an Option that, for any reason, has been cancelled or terminated without having been exercised under the Plan, will again be available for issuance under this Plan. Any exercise of Options will make new grants available under the Plan, provided that the maximum number of Shares reserved for issuance pursuant to the Plan and any other Security Based Compensation Arrangement does not exceed 15% of the number of Shares then issued and outstanding.

2.4.2.      No fractional Shares may be issued or purchased under the Plan and the Board will determine the manner in which any fractional Shares or rights to acquire fractional Shares are to be addressed.

2.5.        Compliance with Law

2.5.1.      The Company is not obligated by this Plan or any grant under it to, and will not, take any action required, permitted or otherwise contemplated by this Plan except in accordance with Law. The Board may postpone or adjust any exercise of any Option or the issue of any Shares under this Plan or refrain from taking any action or exercising any right required, permitted or contemplated by the Plan as the Board in its discretion may deem necessary in order to permit the Company to ensure that this Plan and the issuance of Shares under it comply with Law.

2.5.2.      If the Shares are listed on a Stock Market, the Company will have no obligation to issue any Shares under this Plan unless the Shares have been duly listed, upon official notice of issuance, on that Stock Market.

2.5.3.      If Law prevents the exercise of an Option or the issue of a Share, the Board may, in addition to the rights referred to in this Plan, choose to address the economic value of a Participant’s rights in whatever manner it deems to be reasonable in the circumstances, and action taken by the Company in consequence of that determination will be deemed to have satisfied the Company’s obligations as they would otherwise have existed.

2.5.4.      The Company will comply with all reporting obligations required by Law.

ARTICLE 3.
FAIR VALUE

3.1.        Definition

“Fair Value” for the purposes of this Plan will be equal to the weighted average of the trading prices of the Shares on the Stock Market for the five trading days ending on the last trading date preceding the date on which the calculation of Fair Value is to be made, provided that:

3.1.1.       “Fair Value” for the purpose of determining the exercise price of all Options under section 4.4 will be equal to the closing market price of the Shares on the Stock Market on the last full trading day before the grant of the Options. If there is no trading on that date, the exercise price will be the average of the bid and ask on the Stock Market on the last trading date preceding the date of the grant.

ARTICLE 4.
GRANT OF OPTIONS

4.1.       Grants

The Board may grant Options to Eligible Persons. An Eligible Person may receive Options on more than one occasion under this Plan and may receive differing Options on any one occasion.

4.2.       Participation Voluntary

The participation of an Eligible Person in the Plan and the purchase of Shares by a Participant upon exercise of an Option is voluntary, and neither the participation nor any purchase will have any effect, positively or negatively, on the employment or continuing employment of an Eligible Person or Participant who is an Employee, the appointment or continuing appointment of an Eligible Person or Participant who is an Executive or the engagement or continuing engagement of an Eligible Person or Participant who is a Consultant or Consultant Entity.

4.3.       General Terms of the Option

4.3.1.       In respect of each Option, the Board will determine the Eligible Person who will receive the Option, the number of Shares subject to the Option, the expiration date of the Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each Option.

4.3.2.       If not otherwise determined by the Board, an Option will vest as to 50% on the first annual anniversary of the date of grant of the Option and an additional 25% on the second and third annual anniversaries after the date of the grant of the Option.

4.4.       Option Exercise Price

The Board will, in accordance with Law, establish the exercise price of an Option when each Option is granted equal to the Fair Value of the Shares as of the date of grant.

4.5.       Exercise Period of Option

4.5.1.      Maximum Period. Options granted must be exercised no later than 10 years after the date of grant (or within any lesser period that the applicable grant, this Plan, Regulations or any Law may require). No Option may be exercised after its stated expiration.

4.5.2.      Notwithstanding anything contained herein or in any Option Agreement, if the date on which an Option expires pursuant to an Option Agreement occurs during, or within 10 days after the last day of, a Black Out Period or other trading restriction imposed by the Corporation, the expiry date for the Option will be the last day of the 10-day period.

4.5.3.      Termination.

4.5.3.1.          If a Participant ceases to be an Eligible Person as a result of:

4.5.3.1.1.          the termination of the Participant’s appointment, employment or engagement by the Company (and/or its Affiliates) without Cause,

4.5.3.1.2.          the resignation of the Participant, or

4.5.3.1.3.          the retirement of the Participant,

each Option held by the Participant, to the extent which it has vested on or prior to the Termination Date in accordance with the Option Agreement and this Plan, will cease to be exercisable 3 months after the Termination Date unless it expires sooner or unless otherwise determined by the Board.

4.5.3.2.          If a Participant ceases to be an Eligible Person as a result of the termination of the Participant’s appointment, employment or engagement by the Company (and/or its Affiliates) because of Cause, each Option held by the Participant, to the extent which it has vested and not expired on or prior to the Termination Date in accordance with the Option Agreement and this Plan, will cease to be exercisable immediately upon the Company’s (and/or an Affiliate’s) giving of notice of termination, unless otherwise determined by the Board.

4.5.3.3.          Effective the Termination Date, any portion of an Option that has not vested on or prior to the Termination Date will expire without any further rights under the Plan.

4.5.4.       Death or Disability. If a Participant ceases to be an Eligible Person as a result of the Participant’s death or Disability, each Option held by the Participant, to the extent which it has vested and not expired on or prior to the date of the Participant’s death or Disability in accordance with the Option Agreement and this Plan, will cease to be exercisable 9 months after the Termination Date unless otherwise determined by the Board. Any portion of a Participant’s Option that has not vested on or prior to the date of the Participant’s death or Disability will no longer be exercisable.

4.6.        Option Agreements

Each Option must be confirmed, and will be governed, by an Option Agreement signed by the Company and by the Participant, substantially in the form attached as Schedule 4.6 (Form of Option Agreement).

4.7.        Prohibition on Transfer of Options

Options are personal to the Participant. No Participant may deal with an Option or any interest in it or Transfer an Option except in accordance with this Plan. A purported Transfer of an Option in violation of this Plan will not be valid and the Company will not issue any Share upon the attempted exercise of that Option. Subject to Law, the Board may establish rules, Regulations and procedures permitting the Transfer of Options in circumstances and on terms determined by the Board. If Options have been granted to a Participant’s Subsidiary or a Consultant’s Consultant Entity and the related Subsidiary ceases to be a Subsidiary or the related Consultant Entity ceases to so qualify, then the Participant will be deemed to have Transferred any Option held by that entity to the entity, and that Transfer will be subject to the requirements and sanctions set out in this section. Notwithstanding anything to the contrary in the Plan, Options cannot be Transferred other than by will or the laws of descent and distribution and will be exercisable during a Participant’s lifetime only by the Participant.

ARTICLE 5.
EXERCISE OF OPTIONS

5.1.        Method of Exercise of Option

A Participant may exercise all or a portion of an Option by delivering to the Company, to the address and person set out in section 10.1, a completed exercise form in the form attached as Schedule 5.1 (Exercise Form) and, if exercised under section 5.2, accompanied by payment of the exercise price multiplied by the number of Shares to be purchased.

5.2.        Payment of Option Price

The purchase price of each Share purchased under an Option must be paid in full at the time of exercise by bank draft, certified cheque or in any other manner permitted by the Board and by Law. Upon receipt of payment in full, but subject to this Plan, the number of Shares in respect of which the Option is exercised will be issued as fully paid and non-assessable.

5.3.        Withholding of Tax

5.3.1.          If the Company determines that under the requirements of taxation Law it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option or the sale of Shares acquired on exercise of an Option, the Company may, prior to and as a condition of issuing the Shares or at any other later date, (1) require the Participant exercising the Option to pay to the Company, in addition to and in the same manner as the exercise price for the Shares, (2) withhold from any other amounts payable by the Company to the Participant or (3) transfer from the Participant to the Company Shares issuable upon exercise of the Option having a Fair Value equal to, any amount that the Company is obliged to remit to that taxing authority in respect of the exercise of the Option or the sale of the Shares acquired on exercise of the Option. Any additional payment will, in any event, be due no later than the date as of which any amount with respect to the Option exercised must be included in the gross income of the Participant for tax purposes.

5.3.2.          Promptly after a Participant sells any Shares acquired on exercise of an Option, the Participant will notify the Company in writing of the date and terms of the sale and will provide all other information regarding the sale as the Company may reasonably require.

ARTICLE 6.
SHARES

6.1.       Shareholder Rights

A Participant will not have any rights as a shareholder of the Company with respect to any Shares subject to an Option until that Participant has exercised the Option and the Company has issued Shares in accordance with the Plan.

ARTICLE 7.
Reorganizations and adjustments

7.1.        Reorganization or Sale of the Company

If there is:

7.1.1.      a Combination,

7.1.2.      the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, or

7.1.3.      a reorganization or liquidation of the Company,

the Board, or the board of directors of any entity assuming the obligations of the Company, having regard to its fiduciary duties and the best interests of the Company, will, as to unexercised Options, upon written notice to Participants, provide that: (a) all unvested Options of Executives will vest immediately; (b) all unexercised Options (both vested and unvested) will terminate immediately prior to the consummation of the merger, consolidation, acquisition, reorganization, liquidation, sale or transfer unless those Options which have vested are exercised by respective Participants within 30 days following the date of the notice.

7.2.        Substitute Options upon Acquisition by the Company

The Company may grant Options under the Plan in substitution for options held by directors, officers or employees of or consultants to another entity who become Eligible Persons as a result of a merger or consolidation of the other entity with the Company or an Affiliate, or as a result of the acquisition by the Company of property or securities of the other entity. The Company may direct that substitute Options be granted on any terms and conditions that the Board considers appropriate in the circumstances, subject to Law.

7.3.        Capital Adjustments

If there is any change in the outstanding Shares by reason of a share dividend or split, recapitalization, consolidation, combination or exchange of shares, special dividend or other fundamental corporate change, other than the issuance of Shares by the Company for consideration, the Board will, subject to Law, make a substitution or adjustment in

7.3.1.      the exercise price of any unexercised Options;

7.3.2.      the maximum number and/or class of securities of the Company reserved for issuance under this Plan; or

7.3.3.      the number and/or class of securities of the Company subject to unexercised Options previously granted,

as the Board determines is appropriate in the circumstances.

ARTICLE 8.
Employment and Compensation

8.1.       No Special Employment Rights

Nothing contained in the Plan or in any Option will confer upon any Participant any right with respect to the continuation of the Participant’s appointment, employment or engagement by the Company or interfere in any way with the right of the Company at any time to terminate or change any terms of that appointment, employment or engagement including any increase or decrease in the compensation of the Participant.

8.2.       Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the sale of Shares received upon an exercise of an Option will not constitute compensation for the purpose of determining any other employee benefits of that Participant, including benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

8.3.       Non-Exclusivity

Nothing contained in this Plan will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant or other Eligible Person, subject to Law.

ARTICLE 9.
Amendments

9.1.       Amendment or Termination Without Consent

9.1.1.       The Board reserves the right, in its sole discretion, to amend, suspend or terminate the Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders. Any amendment to any provision of the Plan will be subject to any required regulatory or shareholder approval. Notwithstanding the foregoing, the Company will be required to obtain the approval of the shareholders of the Company for any amendment related to:

9.1.1.1.          the maximum number of Shares reserved for issuance under the Plan (and under any other security based compensation arrangements of the Company);

9.1.1.2.          a reduction in the exercise price for Options held by Insiders; and

9.1.1.3.          an extension to the term of Options held by Insiders.

9.1.2.      If this Plan is terminated, the provisions of this Plan, the Regulations and any administrative guidelines and other rules adopted by the Board and in force when this Plan is terminated will continue in effect as long as any Option, or any right under an Option, remains outstanding. However, notwithstanding the termination of this Plan, the Board may make any amendments to this Plan, or to any outstanding Option, that it would be entitled to make if this Plan were still in effect.

9.2.       Amendment With Individual Consent

With the consent of the affected Participant, the Board may amend any outstanding Option in any manner to the extent that the Board would have had the initial authority to grant the Option as so modified or amended, including to change the date or the price at which an Option becomes exercisable, subject to Law.

ARTICLE 10.
GENERAL MATTERS

10.1.     Notices

Any notice or other communication required or permitted to be given under this Plan will be in writing and will be given by prepaid first-class mail, by electronic mail or by hand-delivery as provided below. Any notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date, or if sent by electronic mail, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received on the day on which it is delivered to the applicable address noted below either to the individual designated below or to an individual at that address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications will be addressed, if to the Company, to the head office of the Company, attention: Corporate Secretary and, if to a Participant, at the last address which appears on the records of the Company.

10.2.     Submission to Jurisdiction

The Company and each Participant irrevocably submit to the non-exclusive jurisdiction of the courts of Ontario in respect of all matters relating to this Plan and any Option Agreement.

10.3.     Language of Plan

The parties to this Plan have expressly agreed that this Plan and related documents be drawn in the English language. Les parties aux présentes ont expressément convenu que le présent plan et tous les documents y afférents soient rédigés en langue anglaise.

10.4.     Further Assurances

Each Participant will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all further acts, documents and things as the Company may reasonably require from time to time for the purpose of giving effect to this Plan and will use reasonable efforts and take all steps as may be reasonably within the Participant’s power to implement to their full extent the provisions of this Plan.

SCHEDULE 1.2

Definitions

1.	“Affiliate” has the meaning given to that term in National instrument 45-106.

2.	“Associate” has the meaning given to that term in the Securities Act (Ontario).

3.	Black Out Period” means any period during which a policy of the Company prevents an Insider from trading in the Shares.

4.	“Board” means the board of directors of the Company or a committee of the board of directors appointed to administer the Plan.

5.	“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario.

6.	“Cause”, in respect of a Participant, either

6.1.	has the meaning given to that term in any written employment or consulting agreement between the Company or an Affiliate and the Participant or in any written employment policy or manual of the Company or an Affiliate applicable to the Participant, or

6.2.	if there is no written definition of this term applicable to the Participant, means (1) the wilful failure of the Participant to properly carry out the Participant’s duties and responsibilities or to adhere to the polices of the Company or its Affiliates after notice by the Company (or an Affiliate) of the failure to do so and an opportunity for the Participant to correct the failure within a reasonable period from the date of receipt of that notice, (2) fraud, theft, dishonesty or wilful misconduct by, or the gross incompetence of, the Participant involving the property, business or affairs of the Company or its Affiliates or the carrying out of the Participant’s duties, as determined in good faith by the Company and (3) any other conduct that would constitute cause as that term is interpreted by the courts of the Province of Ontario from time to time.

7.	“Combination” means any acquisition of the Company by means of any transaction or series of related transactions, including any consolidation, merger, amalgamation or similar form of corporate reorganization, (1) in which the outstanding shares of the Company are exchanged for securities or other consideration issued, delivered or caused to be issued or delivered, by the acquiring Person, its subsidiary or other Person and (2) under which the holders of the outstanding voting securities of the Company immediately prior to the transaction fail to hold, directly or indirectly, equity securities representing a majority of the voting power of the Company or surviving entity or its parent immediately following the transaction in substantially the same proportions as their ownership of the voting power of the equity securities of the Company immediately prior to the transaction.

8.	“Company” means Lorus Therapeutics Inc., and includes any successor company.

9.	“Consultant” has the meaning given to that term in National Instrument 45-106 and excludes an individual whose services are in connection with the offer or sale or securities of the Company in a capital raising transaction.

10.	“Consultant Entity” means, for an individual Consultant, a company of which the individual Consultant is an employee or shareholder or a partnership of which the individual Consultant is an employee or partner.

11.	“Control” (or “Controlled”) has the meaning given to that term in National instrument 45-106.

12.	“Disability”, in respect of a Participant, either

12.1.	has the meaning given to that term in any written employment or consulting agreement between the Company or an Affiliate and the Participant or in any written employment policy or manual of the Company or an Affiliate applicable to the Participant, or

12.2.	if there is no written definition of this term applicable to the Participant, means, subject to applicable human rights law, the mental or physical state of the Participant resulting in the Participant being unable as a result of illness, disease, mental or physical disability or similar cause, as determined by a legally qualified medical practitioner selected by the Company, to fulfil the Participant’s obligations to the Company or an Affiliate for any consecutive 180-day period or for any period of 180 days (whether or not consecutive) in any consecutive 365-day period.

13.	“Eligible Person”, subject to the Regulations and to Law, means (1) any Executive or Employee (including any of those persons who are on a leave of absence authorized by the board of directors of the Company or of any Affiliate), (2) any Subsidiary of an Executive or Employee, (3) any Consultant or Consultant Entity or (4) any RRSP or RRIF established by or for an Executive, Employee or Consultant or under which the Executive, Employee or Consultant is a beneficiary.

14.	“Employee” means, for an issuer, an employee of the issuer or of an affiliated entity of the issuer, other than an executive of the issuer.

15.	“Executive” means, for an issuer, an issuer-officer or an issuer-director.

16.	“Fair Value” has the meaning given to that term in section 3.1.

17.	“including” means including without limitation.

18.	“Insider” has the meaning given to the term “insider” in the TSX Rules.

19.	“Law” means all applicable law including all applicable securities laws and the rules applicable to any stock exchange or quotation system on which the Shares are listed or quoted or on which the Company wishes to list or quote its shares (including any required prior regulatory approval or shareholder consent).

20.	“National Instrument 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions, as that instrument may be amended, renumbered or reclassified from time to time, and any successor to that instrument.

21.	“Option” means a right granted to an Eligible Person to purchase Shares on the terms of this Plan.

22.	“Option Agreement” means an agreement signed by the Company and by a Participant with respect to a granted Option, as contemplated by section 4.6.

23.	“Participant” means an Eligible Person to whom an Option has been granted, and, as appropriate with respect to each individual Participant (including in calculating holdings of a Participant or addressing termination of a Participant), also includes an RRSP, RRIF, Subsidiary or Consultant Entity related to that Participant.

24.	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

25.	“Plan” means this Share Option Plan of the Company and all schedules attached to this Plan, in each case as they may be amended or supplemented from time to time, and unless otherwise indicated, references to Articles, sections and Schedules are to the specified Articles, sections and Schedules in this Plan.

26.	“Regulations” means the regulations set out in Schedule 2.2.5 (Regulations) made under this Plan, as they may be amended from time to time in accordance with the Plan.

27.	“RRIF” means a registered retirement income fund.

28.	“RRSP” means a registered retirement savings plan.

29.	“Security Based Compensation Arrangement” has the meaning given to the term “security based compensation arrangement” in Section 613(b) of the TSX Rules.

30.	“Share” means a common share of the Company and includes any class of securities into which the common shares of the Company as a whole class may be subsequently reclassified, converted or exchanged.

31.	“Stock Market” means each stock exchange or quotation system on which the Shares are listed or quoted and, in respect of any calculation or determination to be made under this Plan, means one which is selected by the Board for the purposes of the calculation or determination, generally on the basis of volume of trading or other measure as to the accuracy of the trading history. If the Shares are listed on the TSX, then “Stock Market” will mean the TSX for the purpose of any calculation or determination, unless the trading volume of the Shares is materially higher on another stock exchange or quotation system.

32.	“Subsidiary” has the meaning given to that term in Business Corporation Act (Ontario).

33.	“Termination Date” means the date on which a Participant ceases to be an Eligible Person in accordance with the Plan.

34.	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothecate, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title, beneficial ownership or the right to receive proceeds or benefits of or from the subject matter passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

35.	“TSX” means the Toronto Stock Exchange.

36.	“TSX Rules” means the rules of the Toronto Stock Exchange Company Manual relating to changes in the capital structure of listed companies in connection with security based compensation arrangements (currently section 613), as those rules may be amended, renumbered or reclassified from time to time, or any successors.

SCHEDULE 2.2.5

Regulations

1.	Subject to the Law and upon notice to the Company, a Participant may Transfer Options, or Shares received under the exercise of Options, to any RRSP or RRIF established by or for the Participant or under which the Participant is a beneficiary. Upon death of a Participant, the Participant’s Option(s) will become part of the Participant’s estate, and any right of the Participant may be exercised by the former Participant’s legal representatives, provided the legal representatives comply with all obligations of the former Participant.

2.	A Participant who is an Executive or Employee will cease to be an Eligible Person on the earliest of:

2.1.	the end of the notice period, if the Company gives the Participant notice of termination of appointment and/or employment or the Participant gives the Company notice of resignation and the Participant continues to hold the appointment and/or work during the notice period,

2.2.	the date on which the Company gives the Participant notice of termination of appointment and/or employment (with or without Cause), if the Participant does not continue to hold the appointment and/or work during the notice period, and, for greater certainty, will not include any period of statutory or common law notice or severance,

2.3.	the date on which the Participant gives the Company notice of resignation, if the Participant does not continue to hold the appointment and/or work during the notice period,

2.4.	the date of the Participant’s retirement,

2.5.	the date of the Participant’s death,

2.6.	the date of the Participant’s Disability,

2.7.	the date on which the Participant otherwise fails to meet the criteria set out under the definition of an Eligible Person, and

2.8.	in any other case, the actual date on which both the Participant and the Company had actual notice that the Participant’s appointment and/or employment would cease on a particular date.

For greater certainty, the above dates will apply whether or not the Participant receives any payment in lieu of notice. For greater certainty, if, as a result of one or more of the events listed above, a Participant no longer qualifies or will no longer qualify as an Eligible Person in one category but will remain an Eligible Person under another category, then the Participant will remain an Eligible Person.

3.	The date of a Participant’s Disability will be the last day of the applicable period during which the Participant is unable to fulfil the Participant’s obligations to the Company.

4.	A Participant who is a Consultant will cease to be an Eligible Person on the earliest of:

4.1	the completion or substantial performance of the Consultant’s engagement in accordance with the terms of the written contract,

4.2	the expiration of the Consultant’s written contract,

4.3	the notice of termination by the Company of the contract whether with or without Cause, or

4.4	the services of any key individual referred to in the Consultant Entity’s contract no longer being available to the Company as required under the contract.

5.	If the legal representative of a Participant who has died or has a Disability purports to exercise any Options of the Participant, the Company will have no obligation to issue the Shares until evidence satisfactory to the Company has been provided that the legal representative is entitled to exercise the Options.

SCHEDULE 4.6

Form of Option Agreement

lORUS THERAPEUTICS INC.
SHARE OPTION PLAN

■{Date}

PERSONAL & CONFIDENTIAL

■{Name}

■{Address}

Dear ■{Name}:

Grant of Option

I am very pleased to advise you that the Board of Directors of Lorus Therapeutics Inc. (the “Company”) has granted to you an option (the “Option”) to purchase common shares (the “Shares”) of the Company. This Option was granted on the basis set out in this letter, and is subject to the Share Option Plan of the Company (the “Plan”), a copy of which is enclosed. This letter and the Plan are referred to collectively as the “Option Documents”. All capitalized terms not otherwise defined in this letter have the meanings given to them in the Plan.

Date of grant of Option:

The total number of Shares subject to this Option is:

The exercise price of this Option is:	$

Vesting of Options

Your Options will “vest” or become exercisable

in accordance with the table set out below. Provided that you are an Eligible Person and have been an Eligible Person throughout the time period set out in Column 1, the number of Options set out in Column 2 will vest at 11:59 p.m. on the last day of that time period. The number of Options you may exercise at any time (prior to the expiry date set out below) will be equal to the total number of Options which have vested, less any Options which you have exercised or which have expired in accordance with the Option Documents.

Column 1	Column 2

Time Period	Number of Options vesting following that time period

to
to
to

■[Other conditions applicable to vesting, such as attaining certain performance goals]

Expiry of Option

Subject to earlier expiration in accordance with the Option Documents, your rights to purchase Shares under this Option will expire at 11:59 p.m. on:

Exercise of Option

This Option may be exercised in whole or in part in respect of the vested portion of the Option at any time prior to expiry of the Option by delivery of written notice in a form attached to the Plan to the address and person set out in the Plan by exercising all or part of the vested portion of the Option for a number of Shares specified to be purchased and enclosing payment by bank draft or certified cheque of the total purchase price of the Shares.

This Option may not be exercised or surrendered in respect of amounts of less than 100 Shares in the case of any one exercise unless that exercise would exhaust the Option.

Tax Consequences

Receiving a grant of an Option, exercising an Option and selling Shares received upon exercise of an Option may all result in tax consequences, which will differ depending on your jurisdiction of residence. The Company may impose requirements in relation to your exercise of an Option or subsequent sale of Shares issued upon exercise of an Option, to ensure compliance with taxation laws related to withholdings and remittances. You are strongly urged to consult your tax advisor as to the various tax consequences.

Options and Your Service to the Company

Nothing in the Option Documents will affect the right of the Company to terminate your services, responsibilities or duties to the Company and its Affiliates at any time for any reason. Regardless of the reason for your termination, your rights to exercise this Option will be restricted to those rights which have vested and not expired on or prior to your Termination Date and, in any claim for wrongful dismissal, no consideration will be given to any Options that might have vested during an appropriate notice period, all as described in the Plan. As set out the Plan, your participation in the Plan and any purchase of Shares upon exercise of an Option is voluntary, and neither the participation nor any purchase will have any effect, positively or negatively, on your appointment, employment or engagement by the Company.

No Transfers

This Option is personal to you alone and may not be sold or Transferred in any way, except as described in the Plan.

Decisions of Board Binding

All decisions made by the Board of Directors with regard to any questions arising in connection with the Option Documents, whether of interpretation or otherwise, will be final and binding on all parties.

Acceptance of Option

Please indicate acceptance of this agreement by signing where indicated below on the enclosed copy of this letter and returning the signed copies to the Company to the attention of Corporate Secretary.

By signing and delivering this agreement, you are acknowledging receipt of copies of the Plan and having been provided with an opportunity to consider the Plan and to seek independent legal advice with respect to them, and are agreeing to be bound by all terms of this letter and the Plan.

Yours truly,

LORUS THERAPEUTICS INC.

By:

I have read and agree to be bound by this letter and the Plan.

Signature:

Name (print):

Address:

Date:

Witness Signature:

Witness Name print):

SCHEDULE 5.1

Exercise Form

lorus therapeutics inc.
SHARE OPTION PLAN

SHARE OPTION
EXERCISE AND SUBSCRIPTION FORM

TO:	Lorus Therapeutics Inc. (the “Company”) 2 Meridian Road Toronto, Ontario M9W 4Z7 Attention: Corporate Secretary

RE:	Share Option Exercise under the Share Option Plan of the Company

Under an option agreement dated ________________ , I was granted an option (the “Option”) to purchase a total of ________ Shares. At this date, a portion of the Option has vested entitling me to purchase ________ Shares, of which I have already purchased ________ Shares in total under one or more prior exercise and subscription forms.

I give notice that I wish to:

☐	under section 5.1 of the Plan, exercise the vested portion of my Option to purchase ________ Shares at the price of $ ______ per Share, and I hereby subscribe for that number of Shares at that price, enclose payment for those Shares in full by bank draft or certified cheque in the total amount of $ _________ and direct that

☐     a certificate representing the subscribed Shares be delivered to me at the address set out below;

☐     a certificate representing the subscribed Shares be delivered to me at my office; or

☐     the subscribed Shares be deposited directly into my broker account (see account details below), and I hereby authorize Computershare Trust Company of Canada, or such other registrar and transfer agent as the Company may appoint from time to time;

or

•	I am resident at the address set out below; and

•	I have received copies of the Plan and the Option Agreement and am agreeing to be bound by all terms of those agreements.

All capitalized terms used in this exercise and subscription form and not otherwise defined have the meanings given to them in the Plan.

Signature:

Name (print):

Address:

Date:

Broker account details:

 Exhibit 4.1.b

LORUS THERAPEUTICS INC.

2009 ALTERNATE COMPENSATION PLAN

(as amended on October 12, 2012 and on March 27, 2014)

ARTICLE 1

PURPOSE AND INTERPRETATION

1.1 Purpose

The purpose of this Plan is to advance the interests of Lorus by (i) encouraging its Plan Participants to acquire Shares thereby increasing the proprietary interests of such persons in Lorus and aligning the interests of such persons with the interests of Lorus’ shareholders generally; and (ii) preserving Lorus’ resources while meeting Lorus’ obligations to Directors and Senior Management Employees.

1.2 Administration

(a)	The Board or a Committee of the Board duly appointed for this purpose by the Board and consisting of not less than 2 Directors will administer this Plan. If a Committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the Committee.

(b)	Subject to the limitations of this Plan, the Board in its sole and absolute discretion, but subject to applicable corporate securities and tax law requirements, has the authority:

(1)	to grant Shares to Plan Participants under the Plan;

(2)	to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants;

(3)	to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority; and

(4)	to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations will be conclusive and binding upon all parties.

(c)	The Board has the authority to appoint a Plan Administrator to administer the Plan and provide periodic updates and summaries to the Board.

1.3 Interpretation

For the purposes herein, the following terms have the meanings ascribed thereto as follows:

(a)	“Board of Directors” or “Board” means the board of Directors of Lorus;

(b)	“Committee” means a committee of the Board of Lorus;

(c)	“Shares” means the common shares in the capital of Lorus;

(d)	“Director” means a person who is elected or appointed as a director of Lorus from time to time;

(e)	“Lorus” means Lorus Therapeutics Inc.;

(f)	“Management Director” means a Director of Lorus who is also a Senior Management Employee;

(g)	“Non-Management Director” means a Director who is not otherwise an officer or employee of Lorus;

(h)	“Options” means an option to purchase securities of Lorus issued by Lorus from treasury;

(i)	“Plan” means this incentive compensation plan;

(j)	“Plan Administrator” means the Director of Finance or other such employee of Lorus having the authority of the Board to administer the Plan and received “Notice of Intention to Receive Shares in lieu of Cash” or “Notice to Receive Shares from the Plan” and cause to be issued such shares;

(k)	“Plan Participant” means a Director or Senior Management Employee of Lorus;

(l)	“Remuneration” means amounts paid to Plan Participants defined in paragraph 2.2 Plan Participants’ Remuneration that is not an Option;

(m)	“Senior Management Employee” means an employee of Lorus who is an officer of Lorus, holds the title “Director” as is currently defined in Lorus’ job descriptions or determined at the discretion of Lorus’ President and Chief Executive Officer;

(n)	“Security Based Compensation Arrangement” has the meaning given to that term in Section 613 (b) of the TSX Rules; and

(o)	“TSX Rules” means the rules of the Toronto Stock Exchange, as those rules may be amended, renumbered, or reclassified from time to time, or any successors.

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.

This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.4 Shares Available for Issuance

The maximum number of Shares available to be issued under the Plan when combined with all other Security Based Compensation Arrangements is 15% of Lorus’ issued and outstanding Shares at any given time.

ARTICLE 2

ALTERNATE COMPENSATION PLAN

2.1 Voluntary Plan Participation

Participation in the Plan is voluntary at the option of the Director or Senior Management Employee and, should they become a Plan Participant, the amount of Remuneration to be received in Shares in lieu of cash is solely at their discretion.

2.2 Plan Participants’ Remuneration

The Compensation Committee of the Board has approved remuneration for each Non-Management Director whereby each Non-Management Director receives an annual retainer and fees for providing services on a quarterly or per-meeting basis that is paid in cash and is granted Options to purchase Shares. Non-Management Directors also receive reimbursement for any out-of-pocket travel expenses incurred in order to attend meetings and may, with Board approval, provide consulting services for a fee to Lorus from time-to-time. Management Directors of Lorus are not currently entitled to compensation for attending meetings of the Board or Committees. Senior Management Employees are remunerated through a combination of salary, performance-based Options and an annual bonus.

2.3 Issuance of Shares

The Plan Participants may elect to receive up to 100% of their Remuneration in Shares in lieu of cash compensation.

2.4 Calculation of Number of Shares to be Issued

The number of Shares to be issued in lieu of cash compensation shall be determined based on the following

Remuneration to be received in Shares in lieu of cash divided by the closing weighted average Share price for the five (5) trading days prior to payment date.

The payment date shall be the later of: (a) the date prescribed in the Notice to Receive Shares in Lieu of Cash, as defined below, and (b) the day following any blackout or quiet period as defined the Lorus’ Disclosure and Trading Policy or subject to any trading restrictions there under.

2.5 Notice to Receive Shares in Lieu of Cash Remuneration

Plan Participants may at anytime provide notice to the Plan Administrator of their intention to receive some or all of their Remuneration in Shares. Such notice as provided in Appendix A and may provide for a one-time or ongoing receipt of Remuneration in Shares. An ongoing receipt shall define the frequency and amount of Remuneration to be received in Shares and may be revoked by the Plan Participant at any time by providing written notice to the Plan Administrator.

2.6 Notice to Withdraw Shares

Plan Participants may at anytime provide notice of their desire to receive some or all of their Shares accumulated under the Plan upon providing written notice to the Plan Administrator. Such notice as provided in Appendix B. Upon receipt of notice, the Plan Administrator shall provide such shares on the latter of five (5) business days following receipt of notice or the date specified in the notice.

2.7 First Trade of Shares

Shares received by Plan Participants under the Plan shall be subject to blackout, quite period or trading restrictions as defined in Lorus’ Disclosure and Trading Policy and subject to any hold or other restricted periods set out in securities and other legislation.

2.8 Fluctuation in Share Price

No amount will be paid to, or in respect of, a Plan Participant under the Plan to compensate for a downward fluctuation in the price of the Shares nor will any other form of benefit be conferred upon, or in respect of, a Plan Participant for such purposes.

ARTICLE 3

GENERAL AND ADMINISTRATION

3.1 Non-Exclusivity

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Director or Senior Management Employee of Lorus, subject to any required regulatory or shareholder approval.

3.2 Cessation of Entitlement under the Plan

Upon ceasing to become a Director or Senior Management Employee such Plan Participant will no longer be eligible to receive Shares under this Plan and any amounts owing to such Director shall be paid without reference to the Plan.

3.3 Amendment and Termination

(a)	The Board may, at any time and from time to time, amend, suspend or terminate the Plan without shareholder approval, provided that no such amendment, suspension or termination may be made without obtaining any required approval of any regulatory authority or stock exchange.

(b)	Notwithstanding the provisions of Section 3.3(a), the Board may not, without the approval of the shareholders of the Corporation, make amendments to the Plan for any of the following purposes:

(i)	to increase the maximum number of Shares issuable under the Plan; or

(ii)	to amend the provisions of this Section 3.3(b).

3.4 Shares Reserved for Issuance

The maximum total number of Shares available for issuance from treasury under the Plan and any other Security Based Compensation Arrangement is 15% of the Corporation’s issued and outstanding Shares at any given time.

3.5 Compliance with Legislation; Governing Law

The obligation of Lorus to issue and deliver Shares in accordance with this Alternative Compensation Plan is subject to applicable securities law, stock exchange or market on which the Shares trade, any trading black-out periods prescribed by Lorus and the receipt of any approvals that may be required from any regulator or market having jurisdiction over the securities of Lorus. If Shares cannot be issued by Lorus hereunder for any reason whatsoever, the obligation of Lorus to issue such Shares shall be suspended until such time as it is practicable for Lorus to issue such Shares. The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.

3.6 Effective Date

This Plan will become effective immediately upon approval of the Board, subject to any required regulatory and shareholder approval.

3.7 Record Keeping

The Plan Administrator shall maintain a register in which shall be recorded:

(a)	the name and address of each Plan Participant; and
(b)	the number of Shares issued to all Plan Participants in this Plan.

A summary of the transactions under the Plan shall be provided to the Board at each quarterly meeting of the Board and the Board shall, confirm, ratify and approve the issuance of such shares at each meeting.

APPENDIX A

lorus therapeutics inc.
2009 ALTERNATE COMPENSATION PLAN

Notice to Receive Shares in Lieu of Cash REMUNERATion

TO:	Lorus Therapeutics Inc. (the “Corporation”) 2 Meridian Road Toronto, Ontario M9W 4Z7 Attention: Plan Administrator

RE:	Notice to receives Share in lieu of cash Remuneration

I, hereby, give notice that I wish to participate in the 2009 Alternate Compensation Plan (the “Plan”) as follows:

1.	One-time receipt of Shares in lieu of cash:

In accordance with the Plan, I would like to receive the following Remuneration amount in Shares of the Corporation:

Remuneration Type:	Amount of Remuneration	Expected payment date	Amount in lieu of cash ($ or %)

OR

2.	Ongoing receipt of Shares in lieu of cash

In accordance with the Plan, I would like to receive the following the following Remuneration amounts in Shares of the Corporation:

Remuneration Type:	Amount of Remuneration	Expected payment dates/frequency	Amount in lieu of cash ($ or %)

I am resident at the address set out below; I have received a copy of the Plan; I confirm that I am eligible under the Plan and am agreeing to be bound by all terms of those agreements. I understand that I may revoke my ongoing receipt of Shares in lieu of cash at any time.

All capitalized terms used in this exercise and subscription form and not otherwise defined have the meanings given to them in the Plan.

Signature:

Name (print):

Address:

Date:

APPENDIX B

lorus therapeutics inc.
2009 ALTERNATE COMPENSATION PLAN

Notice to Withdraw Shares

TO:	Lorus Therapeutics Inc. (the “Corporation”) 2 Meridian Road Toronto, Ontario M9W 4Z7 Attention: Plan Administrator

RE:	Notice to withdraw Share from the Alternate Compensation Plan

I, hereby, give notice that I wish to withdraw Share to which I am entitled under the 2009 Alternate Compensation Plan (the “Plan”) as follows:

In accordance with the Plan, I would like to receive the following Remuneration amount in Shares of the Corporation:

Number of Shares to withdraw (All or specify an amount)	Requested Receipt Date (If not immediate)

I am resident at the address set out below; I have received a copy of the Plan; I confirm that I am eligible under the Plan and am bound by all terms of those agreements. I understand that my receipt of Shares and ability to trade such shares are subject to the terms of the Corporation’s Disclosure and Trading Policy.

Article I.         All capitalized terms used in this exercise and subscription form and not otherwise defined have the meanings given to them in the Plan.

Signature:

Name (print):

Address:

Date:

Article II.

Share delivery instructions:

Exhibit 4.1.c

LORUS THERAPEUTICS INC.

Deferred Share Unit Plan

April 17, 2000
(as amended November 29, 2012 and March 27, 2014)

LORUS THERAPEUTICS INC.

Deferred Share Unit Plan

Section 1.
General Provisions

1.1.	Purpose

The purpose of the Deferred Share Unit Plan of Lorus Therapeutics Inc. is to promote a greater alignment of interests between the directors and senior officers of the Corporation and the shareholders of the Corporation.

1.2.	Definitions

As used in this Plan, the following terms have the following respective meanings:

(a)	“ACP” means the Lorus Therapeutics Inc. Alternate Compensation Plan as amended from time to time;

(b)	“Board” means the Board of Directors of the Corporation;

(c)	“Committee” means the Compensation Committee of the Board, or any other person or group designated by the Board as the Committee for the purposes of the Plan;

(d)	“Corporation” means Lorus Therapeutics Inc.;

(e)	“Deferred Share Unit” means a right granted by the Corporation to a Participant to receive, on a deferred payment basis, a Share or the cash equivalent of a Share on the terms contained in the Plan;

(f)	“Election Date” means the date on which a Participant files an election with the Secretary of the Corporation pursuant to section 2.2;

(g)	“Eligible Remuneration” means all amounts payable in cash or Shares (subject to election otherwise under this Plan) to a Participant by the Corporation or a Subsidiary of the Corporation in respect of the services provided to the Corporation or Subsidiary by the Participant in any calendar year, including (a): in the case of a director, without limitation, (i) annual Board or committee of the Board or advisory retainer fees, (ii) fees for attending meetings of the Board or a committee of the Board and (iii) fees for serving as chairman or chairwoman of any committee of the Board, but, for greater certainty, excluding amounts payable to a Participant as a reimbursement for expenses incurred in attending meetings; and (b): in the case of a senior officer, without limitation, those services for which a salary or cash bonus would normally be paid, provided that the relevant performance criteria which serve as a basis for the granting of such bonuses have been met.

(h)	“Fair Market Value” on any day (the “relevant day”) means the closing price per Share on the TSX on the most recent day preceding the relevant day on which Shares are traded on the TSX provided that such preceding day shall not be more than five days prior to the relevant day. If the preceding day is more than five days prior to the relevant day, or if the Shares are not listed on the TSX, the Fair Market Value will be the value established by the Committee based on the price per Share on any other public exchange on which the Shares are listed, or if the Shares are not listed on any public exchange, by the Committee based on the fair value of the Shares;

(i)	“Filing Date” has the meaning given to that term in section 2.8.1.1;

(j)	“Final Payment” has the meaning given to that term in section 2.8.1.2;

(k)	“Participant” means any director, or senior officer of the Corporation or any Subsidiary of the Corporation identified by the Committee as being eligible to participate in the Plan on the applicable Election Date;

(l)	“Plan” means the Lorus Deferred Share Unit Plan, as amended from time to time;

(m)	“Share” means a Common Share of the Corporation;

(n)	“Share Option Plan” means the share option plan of the Corporation as amended from time to time;

(o)	“Subsidiary” has the meaning given to that term in the Business Corporations Act (Ontario);

(p)	“Terminated Service” means that the Participant has retired, resigned or has been terminated without cause from all positions with the Corporation and any Subsidiary of the Corporation as an officer, executive, employee and director, or has, as a result of disability, otherwise ceased to hold any and all positions with the Corporation and any Subsidiaries. For greater certainty, the death of a Participant or termination with cause from any position with the Corporation and any Subsidiary of the Corporation does not constitute Terminated Service;

(q)	“Trustee” means a trustee of a trust or custodial account established by the Corporation for the purpose of purchasing Shares pursuant to section 2.8.1.4;

(r)	“TSX” means The Toronto Stock Exchange; and

(s)	“TSX Rules” means the rules of the Toronto Stock Exchange manual, as those rules may be amended from time to time or any successors.

1.3.	Effective Date

The Plan will be effective as of April 17, 2000.

1.4.	Administration

1.4.1.    The Committee will, in its sole and absolute discretion, but subject to applicable corporate, securities and tax law requirements: (i) interpret and administer the Plan, (ii) establish, amend and rescind any rules and regulations relating to the Plan, and (iii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan will be final, conclusive and binding on all parties concerned. All expenses of administration of the Plan will be borne by the Corporation including any reasonable brokerage fees relating to the purchase of Shares under the Plan.

1.4.2.    The maximum total number of Shares available for issuance from treasury under the Plan, the Share Option Plan, the ACP and any other security based compensation arrangements is 15% of the Corporation’s issued and outstanding Shares at any given time.

Section 2.
Awards Under the Plan

2.1.	Payment and Deferral of Eligible Remuneration

Subject to any rules, approvals and conditions that the Committee may impose, a Participant may, with the consent of the Committee from time to time, elect to receive Eligible Remuneration, in whole or in part, in the form of Deferred Share Units.

2.2.	Method of Electing

2.2.1.     To elect a form or forms of payment of Eligible Remuneration for the period from June 1, 1999 to May 31, 2000 pursuant to the Plan, a Participant will, no later than May 5, 2000, complete and deliver to the Secretary of the Corporation a written election in the form prescribed by the Secretary.

2.2.2.     To elect a form or forms of payment of Eligible Remuneration for any subsequent fiscal year during which the Plan is in effect and in respect of which the Eligible Remuneration will become payable, a Participant shall no later than ten days before the end of a fiscal year complete and deliver to the Secretary of the Corporation a written election for the immediately following fiscal year in the form attached as Appendix A hereto subject to any changes in such form made by the Committee from time to time.

2.2.3.     The Participant’s written election will designate the percentage of each item of the Eligible Remuneration for the applicable fiscal year that the Participant elects to receive in the form of Deferred Share Units and the percentage that the Participant elects to receive in Shares and/or cash.

2.2.4.     In the absence of a designation to the contrary, subject to the approval of the Committee, the Participant’s election for the latest fiscal year with respect to those percentages will continue to apply to all subsequent Eligible Remuneration payments until the Participant submits another written election in accordance with this section.

2.2.5.     A Participant will file only one election in respect of the Eligible Remuneration payable in respect of any fiscal year and the election will be irrevocable for that year. If no election is filed by a Participant, and no prior election remains effective, the Participant will be deemed to have elected to be paid other than in Deferred Share Units all Eligible Remuneration payable to that Participant for the applicable fiscal year.

2.3.	Payment of Eligible Remuneration

Eligible Remuneration will be paid in Shares or cash, or up to a percentage of such Eligible Remuneration as is established by the Committee, credited as Deferred Share Units, as elected by the Participant, on a periodic instalment basis as established by the Committee.

2.4.	Deferred Share Units

Where a Participant has elected and is entitled to receive Deferred Share Units, such Deferred Share Units will be credited to an account maintained for the Participant by the Corporation. The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited on each of the dates established by the Committee pursuant to section 2.3 will be determined by dividing the amount of the Eligible Remuneration that is to be paid in the form of Deferred Share Units on that date by the Fair Market Value per Share on that date.

2.5.	Dividend Equivalents

On any date on which a dividend is paid on Shares, a Participant’s account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by (i) multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to the Participant’s account as of the record date for payment of the dividend, and (ii) dividing the amount obtained in (i) by the Fair Market Value per Share on the date on which the dividend is paid.

2.6.	Participant’s Account

A written confirmation of the balance in each Participant’s account will be sent by the Corporation to the Participant upon request of the Participant.

2.7.	Adjustments and Reorganizations

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Corporation assets to shareholders, or any other change in the capital of the Corporation affecting Shares, the Committee, in its discretion, will make, with respect to the number of Deferred Share Units outstanding under the Plan, any proportionate adjustments as it considers appropriate to reflect that change.

2.8.	Cessation of Service

2.8.1.	Termination of Service

2.8.1.1.              A Participant who has Terminated Service may redeem the Deferred Share Units credited to the Participant’s account by filing with the Secretary of the Corporation a notice of redemption of the Deferred Share Units in the prescribed form on or before March 15 of the first calendar year commencing after the date the Participant Terminated Service. If the Participant fails to file a notice of redemption of the Deferred Share Units on or before that date, the Participant will be deemed to have filed with the Secretary of the Corporation a notice of redemption on that date. The date on which a notice of redemption is filed or deemed to be filed with the Secretary of the Corporation is the “Filing Date”.

2.8.1.2.              The notice of redemption filed by the Participant will specify that the Participant wishes to receive either: (i) a lump sum cash payment (net of any applicable withholdings) equal to the number of Deferred Share Units credited to the Participant’s account as of the Filing Date multiplied by the Fair Market Value per Share on the Filing Date (the “Final Payment”); or (ii) that number of Shares that is equal to the number of Deferred Share Units credited to the Participant’s account as of the Filing Date. The Participant may request on the notice of redemption that the Participant receive a percentage of the Final Payment in cash and the remaining percentage of the Final Payment in Shares, in either case in accordance with the preceding sentence as appropriately amended. If a notice of redemption is deemed to be filed or the notice of redemption filed does not request receipt of cash or Shares, the Participant will be deemed to have requested to receive the entire Final Payment in cash.

2.8.1.3              The requests of a Participant referred to in paragraph 2.8.1.2 above are subject to the approval of the Committee, and the Committee will determine, in its sole discretion, what portion of the Final Payment is to be paid to the Participant in cash and what portion is to be paid in Shares. The Committee will further determine whether payment in Shares will be made by the issuance of Shares from treasury or through the Corporation contributing all or a Portion of the Final Payment to a Trustee to be used by the Trustee to purchase Shares on the TSX.

2.8.1.4              Within seven days following the Filing Date, the Corporation will if the Participant is to receive all or a portion of the Final Payment in cash, make that payment to the Participant in cash. Within ten (10) business days following the Filing Date, if the Participant is to receive Shares, the Corporation may, at its discretion, elect to issue Shares from treasury equal to the number of Deferred Share Units credited to the Participant’s account as of the relevant redemption date or contribute all or the appropriate portion of the Final Payment to the Trustee and require the Trustee to use that amount as soon as practicable thereafter to purchase Shares on the TSX and deliver those Shares to the Participant. An amount that would otherwise give rise to fractional Shares will be paid in cash.

2.8.1.5              For greater certainty, if a Participant who would otherwise receive Shares is a citizen or resident of a country other than Canada, the Corporation has the right, in its sole discretion, to pay entirely in cash the Final Payment, should the Corporation determine that the regulatory or other requirements of the applicable foreign jurisdiction associated with the purchase of Shares are too onerous to it or the Participant.

2.8.2.     Death of Participant. In the event of the death of a Participant, the Corporation will make Final Payment, within ninety days after the Participant’s death, through either: (i) a lump sum cash payment; (ii) an issuance of Shares from treasury or (iii) a combination of a lump cash payment and issuance of Shares, to or for the benefit of the legal representative of the Participant. The Committee will determine, in its sole discretion, what portion of the Final Payment is to be paid to the Participant in cash and what portion is to be paid in Shares. The lump sum cash payment will equal the number of Deferred Share Units credited to the Participant’s account on the date of payment multiplied by the Fair Market Value per Share determined as of the date that is five days before the date of payment. The Shares issued from treasury will equal the number of Deferred Share Units credited to the Participant’s account as of the date of payment.

2.8.3.     Death of Participant after Termination of Service. If a Participant dies after the Participant has Terminated Service but before filing a notice of redemption with the Secretary of the Corporation, section 2.8.2 will apply provided that, in no event will payment or the issuance of Shares be made later than December 31 of the first calendar year commencing after the Participant has Terminated Service.

2.8.4.     Termination With Cause. A Participant who has been terminated with cause may not redeem the Deferred Share Units held by that Participant and those Deferred Share Units so held will be deemed cancelled as of the date of termination of the Participant.

SECTION 3.
GENERAL

3.1.	Transferability of Awards

Rights respecting Deferred Share Units will not be transferable or assignable other than by will or by the laws of descent and distribution.

3.2.	No Right to Service

Neither participation in the Plan nor any action under the Plan will be construed to give any Participant a right to be retained in the service of the Corporation.

3.3.	Unfunded Plan

Unless otherwise determined by the Committee, the Plan will be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, those rights will be no greater than the rights of an unsecured general creditor of the Corporation.

3.4.	Applicable Trading Policies

The Committee and each Participant will ensure that all actions taken and decisions made by the Committee or a Participant, as the case may be, pursuant to the Plan comply with any applicable securities regulation and policies of the Corporation relating to insider trading or “black-out” periods.

3.5.	Successors and Assigns

The Plan will be binding on all successors and assigns of the Corporation and a Participant, including without limitation, the estate of that Participant and the legal representative of that estate, or any receiver or trustee in bankruptcy or representative of the Corporation’s or the Participant’s creditors.

3.6.	Plan Amendment

3.6.1.     Subject to section 3.6.2, the Board may amend the Plan as it deems necessary or appropriate without shareholder approval, subject to applicable corporate, securities and tax law requirements, but no amendment will, without the consent of the Participant or unless required by law, adversely affect the rights of a Participant with respect to Deferred Share Units that have been credited to the account of the Participant at the time of such amendment to the Plan.

3.6.2.     Notwithstanding section 3.6.1, the Board must obtain shareholder approval for the following amendments to the Plan:

(a)	an increase to the maximum number of securities reserved for issuance under the Plan or any other security based compensation arrangement; and

(b)	amendments to this section 3.6.

3.7.	Plan Termination

The Board may terminate the Plan at any time, but no termination will, without the consent of a Participant or unless required by law, adversely affect the rights of the Participant with respect to Deferred Share Units that have been credited to the account of the Participant at the time of such termination of the Plan.

3.8.	Governing Law

The Plan and all matters to which reference is made in the Plan will be governed by and construed in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein.